March 2013 Issuer Free Writing Prospectus Registration Statement No. 333-178960 Dated March 1, 2013 Filed Pursuant to Rule 433
STRUCTURED INVESTMENTS
$            Trigger PLUS Based on the Value of the Russell 2000® Index due March 12, 2015

Trigger Performance Leverage Upside Securities

The Trigger Performance Leverage Upside Securities (the “Trigger PLUS”) offer leveraged exposure to the Russell 2000® Index (the “underlying index”), while providing contingent repayment of principal in the case of negative performance by the underlying index so long as the final index value is equal to or above a certain level (the “trigger value”), not to exceed the maximum payment at maturity. In exchange for enhanced positive index performance investors are exposed to the risk of loss of some or all of their investment if the final index value is below the trigger value. At maturity, if the value of the underlying index has decreased below the trigger value, the investor is fully exposed to the full amount of the negative index performance. At maturity, if the underlying index has appreciated, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index, subject to a maximum payment at maturity. Accordingly, the Trigger PLUS do not guarantee any return of principal at maturity. The Trigger PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Trigger PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	March 7, 2013
Original issue date:	March 12, 2013
Maturity date:	March 12, 2015 (to be determined on the pricing date and expected to be the 3rd scheduled business day after the valuation date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:

■

If the final index value is greater than the initial index value:
$10 + leveraged upside payment. (subject to the maximum payment at maturity)
In no event will the payment at maturity exceed the maximum payment at maturity.

■ If the final index value is less than or equal to the initial index value but equal to or greater than the trigger value: $10

■

If the final index value is less than the trigger value:
$10 + ($10 × index performance factor)
This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Trigger PLUS. Investors may lose their entire investment.

Index performance factor:	(final index value - initial index value) / initial index value
Leveraged upside payment:	$10 × leverage factor × index performance factor
Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	March 9, 2015 (to be determined on the pricing date and expected to be 24 months after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Leverage factor:	1.5
Maximum payment at maturity:	Between $12.79 and $12.99 (127.9% to 129.9% of the stated principal amount), per Trigger PLUS (to be determined on the pricing date)
Trigger value:	85% of the initial index value
CUSIP:	90271B702
ISIN:	US90271B7029
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	UBS Securities LLC

Commissions and issue price:	Price to Public	Fees and Commissions(1)	Proceeds to Issuer
Per security	$10.00	$0.225	$9.775
Total	$	$	$
(1)	UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.225 per $10.00 stated principal amount of Trigger PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.225 per $10.00 stated principal amount of Trigger PLUS that Morgan Stanley Smith Barney LLC sells. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest”.

NOTICE TO INVESTORS: THE TRIGGER PLUS ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE TRIGGER PLUS AT MATURITY, AND THE TIGGER PLUS CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE TRIGGER PLUS IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE TRIGGER PLUS.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE 11 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY TRIGGER PLUS. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR TIGGER PLUS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE TRIGGER PLUS.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Trigger PLUS Based on the Value of the Russell 2000 Index due March 12, 2015

Additional Information about UBS and the Trigger PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for the Trigger PLUS and an index supplement for various securities we may offer, including the Trigger PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Product Supplement dated April 26, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000047/c310542_690708-424b2.htm

Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Trigger PLUS” refers to the Trigger Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, references to the “index supplement” mean the UBS index supplement, dated January 24, 2012 and references to the “accompanying product supplement” mean the UBS product supplement “Trigger Performance Leveraged Upside Securities”, dated April 26, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Trigger PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Trigger PLUS Based on the Value of the Russell 2000 Index due March 12, 2015

Investment Overview
Trigger Performance Leveraged Upside Securities

The Trigger PLUS Based on the Russell 2000® Index due March 12, 2015 can be used:

■	As an alternative to direct exposure to the underlying index that enhances the return on any positive performance of the underlying index; however, by investing in the Trigger PLUS, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you
■	To enhance returns and outperform the underlying index in a bullish scenario
■	To achieve similar levels of upside exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the leverage factor
■	To provide a return of principal in the event of a decline in the underlying index from the pricing date to the valuation date, but only if the final index value is greater than or equal to the trigger value

Maturity:	Approximately 24 months
Leverage factor:	1.5
Trigger value:	85% of the initial index value
Maximum payment at maturity:	Between $12.79 and $12.99 (127.9% to 129.9% of the stated principal amount) per Trigger PLUS (to be determined on the pricing date)
Coupon:	None
Key Investment Rationale

Investors can use the Trigger PLUS to leverage returns by a factor of 1.5, up to the maximum payment at maturity, and obtain contingent protection against a loss of principal in the event of a decline in the underlying index on the valuation date, but only if the final index value is greater than or equal to the trigger value. The trigger value will be 85% of the initial index value.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns on any positive performance relative to a direct investment in the underlying index.

Trigger Feature	At maturity, even if the underlying index has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final index value is greater than or equal to the trigger value.

Upside Scenario	The underlying index increases in value from the pricing date to the valuation date and, at maturity, the Trigger PLUS redeem for the stated principal amount of $10 plus 1.5 times the index performance factor, subject to the maximum payment at maturity of $12.79 (127.9% to 129.9% of the stated principal amount) per trigger plus (to be determined on the pricing date).

Par Scenario	The final index value is less than or equal to the initial index value but is equal to or greater than the trigger value. In this case, you receive the full stated principal amount at maturity even though the value of the underlying index has depreciated.

Downside Scenario	The underlying index declines in value by more than 15% from the pricing date to the valuation date. At maturity, the Trigger PLUS redeem for at least 15% less than the stated principal amount (and could redeem for zero), and this decrease will be by an amount proportionate to the full amount of the decline in the value of the underlying index from the pricing date to the valuation date. (Example: if the underlying index decreases in value by 35%, the Trigger PLUS will redeem for $6.50, or 65% of the stated principal amount.)

Trigger PLUS Based on the Value of the Russell 2000 Index due March 12, 2015

Investor Suitability

The Trigger PLUS may be suitable for you if:

■	You fully understand the risks inherent in an investment in the Trigger PLUS, including the risk of loss of your entire initial investment.
■	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying index or the index constituents.
■	You believe the final index value of the underlying index is not likely to be less than the trigger value and, if it is, you can tolerate receiving a payment at maturity that will likely be less than your principal amount and may be zero.
■	You believe the underlying index will appreciate over the term of the Trigger PLUS or you do not believe that the underlying index will appreciate by more than the maximum payment at maturity of between $12.79 to $12.99 (127.9% to 129.9% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date).
■	You can tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index.
■	You do not seek current income from your investment and are willing to forego dividends paid on any index constituent stocks.
■	You are willing and able to hold the Trigger PLUS to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the Trigger PLUS.
■	You are willing to assume the credit risk of UBS for all payments under the Trigger PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Trigger PLUS may not be suitable for you if:

■	You do not fully understand the risks inherent in an investment in the Trigger PLUS, including the risk of loss of your entire initial investment.
■	You require an investment designed to provide a full return of principal at maturity.
■	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying index or the index constituents.
■	You do not believe the underlying index will appreciate over the term of the Trigger PLUS or you believe that the appreciation is likely to exceed the maximum payment at maturity of between $12.79 to $12.99 (127.9% to 129.9% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date).
■	You believe the final index value of the underlying index is likely to be less than the trigger value, which could result in a total loss of your initial investment.
■	You cannot tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index
■	You seek current income from this investment or prefer to receive the dividends paid on the index constituent stocks.
■	You are unable or unwilling to hold the Trigger PLUS to maturity, a term of approximately 24 months, and seek an investment for which there will be an active secondary market.
■	You are not willing to assume the credit risk of UBS for all payments under the Trigger PLUS, including any repayment of principal.

Trigger PLUS Based on the Value of the Russell 2000 Index due March 12, 2015

Fact Sheet

The Trigger PLUS offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this free writing prospectus. At maturity, an investor will receive for each security that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying index on the valuation date. The Trigger PLUS do not guarantee any return of principal at maturity. All payments on the Trigger PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the Trigger PLUS and you could lose your entire investment.

Expected Key Dates:
Pricing Date:	Original issue date (settlement date):	Valuation Date	Maturity Date:
March 7, 2013	March 12, 2013 (3 business days after the pricing date)	March 9, 2015	March 12, 2015

Key Terms:
Issuer:	UBS AG, London Branch
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:	■ If the final index value is greater than the initial index value: $10 + leveraged upside payment. In no event will the payment at maturity exceed the maximum payment at maturity.
■ If the final index value is less than or equal to the initial index value but equal to or greater than the trigger value: $10

■

If the final index value is less than the trigger value:
$10 + ($10 × index performance factor)
This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Trigger PLUS. Investor may lose their entire investment.

Index performance factor:	(final index value - initial index value) / initial index value
Trigger value:	85% of the initial index value
Leveraged upside payment:	$10 × leverage factor × index performance factor
Maximum payment at maturity:	Between $12.79 and $12.99 (127.9% to 129.9% of the stated principal amount), per Trigger PLUS (to be determined on the pricing date)
Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	March 9, 2015, subject to postponement for non-underlying asset business days and certain market disruption events
Leverage factors:	1.5
Risk factors:	Please see “Risk Factors” beginning on page 11.

Trigger PLUS Based on the Value of the Russell 2000 Index due March 12, 2015

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	90271B702
ISIN:	US90271B7029
Tax considerations:	The United States federal income tax consequences of your investment in the Trigger PLUS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor.
There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of Trigger PLUS with terms that are substantially the same as the Trigger PLUS. Pursuant to the terms of the Trigger PLUS, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your Trigger PLUS as a pre-paid derivative contract with respect to the underlying index. If your Trigger PLUS are so treated, if you hold your Trigger PLUS for more than one year you should generally recognize long-term capital gain or loss upon the sale or maturity of your Trigger PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS.
In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Trigger PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Trigger PLUS, it is possible that your Trigger PLUS could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-34 of the accompanying product supplement.
The Internal Revenue Service, for example, might assert that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying index.
In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Trigger PLUS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Trigger PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Trigger PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Trigger PLUS for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the accompanying product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.
Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Trigger PLUS purchased after the bill was enacted to accrue interest income over the term of the Trigger PLUS despite the fact that there will be no interest payments over the term of the Trigger PLUS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS.
Recent Legislation
Beginning in 2013, United States holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Trigger PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.
Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Trigger PLUS.

Trigger PLUS Based on the Value of the Russell 2000 Index due March 12, 2015

General Information
Non-United States Holders. If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Trigger PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Trigger PLUS if you comply with certain certification and identification requirements as to your foreign status including providing a validly executed Internal Revenue Service Form W-8 BEN. Gain from the sale or exchange of a security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-United States holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.
Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.
Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.
Proposed Legislation
The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on as annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.
PROSPECTIVE PURCHASERS OF TRIGGER PLUS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRIGGER PLUS.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:	We will use the net proceeds we receive from the sale of the Trigger PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Trigger PLUS as described below.
In connection with the sale of the Trigger PLUS, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of Trigger PLUS before and after the pricing date of the Trigger PLUS. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

Trigger PLUS Based on the Value of the Russell 2000 Index due March 12, 2015

General Information
Supplemental information regarding plan of distribution; conflicts of interest:	Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the Trigger PLUS specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.225 per $10.00 stated principal amount of Trigger PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.225 for each $10.00 stated principal amount of Trigger PLUS that Morgan Stanley Smith Barney LLC sells.
We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Trigger PLUS. UBS Securities LLC and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.
UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Trigger PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.
Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Trigger PLUS and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Trigger PLUS distributed by such dealers.

This free writing prospectus represents a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying product supplement and prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

Trigger PLUS Based on the Value of the Russell 2000 Index due March 12, 2015

How the Trigger PLUS Work
Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS for a range of hypothetical percentage changes in the closing value of the underlying index.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per security
Leverage factor:	1.5
Trigger value:	85% of the initial index value
Hypothetical maximum payment at maturity:	$12.89 (128.9% of the stated principal amount) per Trigger PLUS
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

Trigger PLUS Based on the Value of the Russell 2000 Index due March 12, 2015

How it works
■	If the final index value is greater than the initial index value, investors will receive the $10 stated principal amount plus 1.5 times the appreciation of the underlying index over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the Trigger PLUS, an investor will realize the maximum payment at maturity at a final index value of 128.9% of the initial index value.
■	If the final index value has appreciated from the initial index value by 15%, investors will receive a 22.5% return, or $12.25 per security.
■	If the final index value has appreciated from the initial index value by 30%, investors will receive only the hypothetical maximum payment at maturity of $12.89 per Trigger PLUS.
■	If the final index value is less than the initial index value but equal to or greater than the trigger value, investors will receive an amount equal to the $10 stated principal amount.
■	If the final index value is less than the trigger value, investors will receive an amount at least 15% less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.
■	If the underlying index depreciates 35%, investors would lose 35% of their principal and receive only $6.50 per security at maturity, or 65% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS.
Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$10 + leveraged upside payment, subject to the maximum payment at maturity.

Leveraged Upside Payment
Principal Date	Principal	Leverage Factor	Index Percent Increase
$10 +	[ $10 ×	1.5 ×	(	final index value - initial index value initial index value	)]

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the final index value is less than the initial index value but equal to or greater than the trigger value:

the stated principal amount of $10

If the final index value is less than the trigger value:

$10 + ($10 × index performance factor)

Principal	Principal		Index Performance Factor
$10 +	[ $10 ×	(	final index value - initial index value initial index value	)]

Accordingly, if the final index value is below the trigger value, UBS will pay you less than the full stated principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative return of the underlying index. You may lose up to 100% of your principal.

Trigger PLUS Based on the Value of the Russell 2000 Index due March 12, 2015

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and “Risk Factors” in the related product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

■	The Trigger PLUS do not pay interest or guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final index value is less than the trigger value (which is 85% of the initial index value), the payout at maturity will be an amount in cash that is at least 15% less than the $10 stated principal amount of security, and this decrease will be by an amount proportionate to the full amount of the decrease in the value of the underlying index from the pricing date to the valuation date. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire investment.
■	The leverage factor applies only at maturity. You should be willing to hold your Trigger PLUS to maturity. If you are able to sell your Trigger PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than 1.5 times the index return even if such return is positive and does not exceed the maximum payment. You can receive the full benefit of the leverage factor and earn the potential maximum payment at maturity from UBS only if you hold the Trigger PLUS to maturity.
■	Your potential return on the Trigger PLUS is limited to the maximum payment at maturity. The return potential of the Trigger PLUS is limited to the maximum payment at maturity of $12.79 to $12.99 (actual maximum payment at maturity to be determined on the pricing date). Therefore, you will not benefit from any positive performance in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum payment at maturity and your return on the PLUS may be less than it would be in a hypothetical direct investment in the underlying index.
■	The contingent repayment of principal applies only at maturity. You should be willing to hold your Trigger PLUS to maturity. If you are able to sell your Trigger PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to yourinitial investment even if the level of the underlying index at that time is equal to or above the initial index value.
■	Credit risk of UBS — The Trigger PLUS are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Trigger PLUS and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Trigger PLUS and you could lose your entire investment.
■	The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS prior to maturity. Although we expect that generally the closing value of the underlying index on the valuation date will affect the value of the Trigger PLUS more than any other single factor, other factors that may influence the value of the Trigger PLUS include: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the Trigger PLUS mature and any actual or anticipated changes in the credit ratings or credit spreads of UBS. The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.
■	Owning the Trigger PLUS is not the same as owning the index constituent stocks. Owning the Trigger PLUS is not the same as owning the index constituent stocks. As a holder of the Trigger PLUS, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.
■	No assurance that the investment view implicit in the Trigger PLUS will be successful. It is impossible to predict whether and the extent to which the value of the underlying index will rise or fall. There can be no assurance that the underlying index value will not close below the trigger value on the valuation date. The closing value of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the underlying index components. You should be willing to accept the risk of losing some or all of your initial investment.
■	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
■	UBS cannot control actions by the publisher of the underlying index and the publisher of the underlying index has no obligation to consider your interests. UBS and its affiliates are not affiliated with the publisher of the underlying index and have no ability to control or

Trigger PLUS Based on the Value of the Russell 2000 Index due March 12, 2015

predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The publisher of the underlying index is not involved in the Trigger PLUS offering in any way and has no obligation to consider your interest as an owner of the Trigger PLUS in taking any actions that might affect the market value of your Trigger PLUS.
■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC is willing to purchase the Trigger PLUS in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Trigger PLUS, as well as the cost of hedging our obligations under the Trigger PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the Trigger PLUS are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the Trigger PLUS declines. In addition, any secondary market prices for the Trigger PLUS may differ from values determined by pricing models used by UBS Securities LLC, as a result of dealer discounts, mark-ups or other transaction costs.
■	Exchange listing and secondary market. The Trigger PLUS will not be listed on any securities exchange. Although UBS Securities LLC may make a market in the Trigger PLUS, it is not obligated to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the Trigger PLUS, the price at which you may be able to sell your Trigger PLUS is likely to depend on the price, if any, at which UBS Securities LLC is willing to transact. If, at any time, UBS Securities LLC were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.
■	There are small-capitalization stock risks associated with the underlying index. The securities are subject to risks associated with small-capitalization companies. The underlying index may invest in companies that may be considered small-capitalization companies, as applicable. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective fund’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
■	Potential conflict of interest. UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Trigger PLUS. The calculation agent, an affiliate of the issuer, will determine the final index value and the payment at maturity based on the closing value of the underlying index on the valuation date. The calculation agent can postpone the determination of the final index value or the maturity date if a market disruption event occurs and is continuing on the valuation date.
■	Affiliate research reports and commentary. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Trigger PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Trigger PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Trigger PLUS and the underlying index to which the Trigger PLUS are linked.
■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS. One or more of our affiliates have hedged our obligations under the Trigger PLUS and will carry out hedging activities related to the Trigger PLUS (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index, swaps, futures and options contracts on the underlying index as well as in other instruments related to the underlying index and the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial index value and, as a result, could have increased the value at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.
■	Uncertain tax treatment — Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should read carefully the section entitled “Tax considerations” on page 6 herein and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the accompanying product supplement and consult your tax advisor about your tax situation.

Trigger PLUS Based on the Value of the Russell 2000 Index due March 12, 2015

Russell 2000® Index Overview

We have derived all information regarding the Russell 2000® Index (“the Russell 2000 Index”) contained in this free writing prospectus, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the Russell 2000 Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Russell 2000 Index. The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Russell 2000 Index is published by the Frank Russell Company. As discussed more fully in the Index supplement under the heading “Underlying Indices and Underlying Index Publishers — Russell 2000 Index,” the Russell 2000 Index measures the composite price performance of the smallest 2000 companies included in the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the Russell 2000 Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Russell 2000 Index.

Information as of market close on February 28, 2013:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	911.11
52 Weeks Ago (on 2/28/2012):	823.80
52 Week High (on 2/19/2013):	932.00
52 Week Low (on 6/4/12):	737.24

The following graph sets forth the daily closing values of the underlying index for the period from January 2, 2000 through February 28, 2013. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The closing value of the underlying index on February 28, 2013 was 911.11. We obtained the information in the table and graph below from Bloomberg Professional Service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the value of the underlying index on the valuation date.

Underlying Index Historical Performance – Daily Closing Values From January 3, 2000 to February 28, 2013

Trigger PLUS Based on the Value of the Russell 2000 Index due March 12, 2015

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the underlying index for each quarter in the period from January 2, 2000 through February 28, 2013. The closing value of the underlying index on February 28, 2013 was 911.11. We obtained the information in the table below from Bloomberg Professional Service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

Russell 2000® Index	High	Low	Period End
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter (through February 28, 2013)	932.00	872.60	911.11